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Exhibit 10.22

LONG TERM INCENTIVE PLAN—FY06

        Qualifying officers and directors of the Company will participate in the Company's Long Term Incentive Plan in accordance with the provisions set forth below. Elements of incentive compensation that may be awarded to qualifying officers and directors include Stock Options ("Options"), Stock-Only Stock Appreciation Rights ("SOSARs"), and Restricted Stock Units ("RSUs"), each issued in accordance with the terms and provisions of the Frontier Airlines 2004 Equity Incentive Plan (the "2004 Plan")., as well as Cash-Based Incentives ("CBIs").

        It is the general intent of the Company's Long Term Incentive Plan to provide the Company's officers and directors with a package of incentives that equate to 110% of the value of the incentive paid by comparably positioned employees at other airlines contained in the Company's peer group, as that peer group is identified by the Board from time to time (the "Peer Group"), subject to adjustment ±10% based on individual performance. Prior to the beginning of each fiscal year, the Board, acting on the recommendations of the Compensation Committee, will determine the Peer Group and total value of Options, SOSARs, RSUs and CBIs to be granted to each qualifying officer, senior director and director for the coming fiscal year.

        Under the Plan, a mix of Options or SOSARs, RSUs and CBIs will be available for award to Officers of the Company and CBIs and RSUs will be available for award to Senior Directors and Directors of the Company. Of the total value of the incentive awards granted to Officers, it is intended that 40% will be represented by the value of granted Options or SOSARs, 40% will be represented by the value of CBIs, and 20% will be represented by the value of the RSUs. Of the total value of the incentive awards granted to Senior Directors and Directors, 60% will be represented by the value of CBIs, and 40% will be represented by the value of the RSUs.

        The dates on which incentives become exercisable or are earned or payable will be determined by the Board or the Committee administering the 2004 Plan in its sole discretion. Generally, however, it is intended that Options and SOSARs will become exercisable in five equal installments, with the first installment becoming exercisable on the first anniversary of the date of grant and remaining installments becoming exercisable on the next four anniversaries of such date, and RSUs will become exercisable in a single installment on the fifth anniversary of the date of grant. CBIs will be paid as soon as possible at the end of thee fiscal years from the time the CBIs are awarded.

Special Rules for Cash-Based Incentives

        The value of the CBI identified for an individual officer, senior director or director in the advance of each fiscal year is will be the target CBI ("TCBI") for such individual. The amount of the TCBI paid to the individual at the end of Performance Period (as defined below) will be adjusted as follows:

ACBI = TCBI × (PR/50%), where

ACBI	=	Actual Cash-Based Incentive paid to the employee
TCBI	=	Target Cash-Based Incentive
PR	=	The Company's percentile ranking against the Peer Group in the long-term incentive performance category (the "LTIPC") over the performance period ("Performance Period"), each as determined by the Board for the fiscal year provided, no CBI will be paid to any individual if the Company's performance if the Company's performance in the LTIPC over the Performance Period does not exceed a minimum target (the "PCMT"), and provided further that if the Company's performance over the Performance Period does exceed the PCMT, the ACBI will not be adjusted below a minimum performance adjustment factor (mPF) or above a maximum performance adjustment factor (MPF) as established by the Board in advance of the fiscal year.

        For FY06, the Peer Group is all major and low-cost airlines not operating under bankruptcy protection at any time during the Performance Period; the Performance Period is the 36 month period equating to the Company's FY06, FY07 and FY08; LTIPC is the annual Pre-Tax Profit Margin as calculated under GAAP for the Performance Period, excluding extraordinary items; PCMT is 4%; the mPF is .5 when the PR is equal to or less than 25%; and MPF is 1.5 when the PR is equal to or greater than 75%.

        Notwithstanding any provision of this Long-Term Incentive Plan, the decision to grant long term incentive compensation to any employee of the Company and the terms and conditions of such grant, will rest with the Board in its sole discretion.

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LONG TERM INCENTIVE PLAN—FY06